EXHIBIT 21

(21) Subsidiaries of Registrant

A.	Registrant: Tejon Ranch Co.

B.	Subsidiaries of Registrant

a.	Tejon Ranchcorp, 100% owned by Registrant.

b.	Laval Agricultural Company, formerly Tejon Farming Company.

c.	Tejon Ranch Feedlot, Inc.

d.	White Wolf Corporation.

e.	Tejon Development Corporation.

f.	Tejon Industrial Corp.

g.	RSF 6051 LLC, a Delaware limited liability company.

h.	Tejon Energy.

i.	NSHE Threshers LLC.

j.	Centennial Founders LLC, Delaware limited liability company, 64% owned by Tejon Ranchcorp.

C.	Each of the aforesaid subsidiaries is included in Registrant's Consolidated Financial Statements, set forth in answer to Item 15(a)(1) hereof.

D.	Each of the aforesaid subsidiaries (a) is a corporation unless otherwise stated, (b) was organized and incorporated or filed under the laws of the State of California unless otherwise stated, and (c) has 100% of its common stock (if a corporation) or membership interest (if a limited liability company) owned by Tejon Ranchcorp unless otherwise stated.

E.	Each of the aforesaid subsidiaries does business under its name, as shown. Registrant also does business under the name Tejon Ranch Company. Tejon Ranchcorp also does business under the names Tejon Ranch Company, Tejon Ranch, Fireside Oak Co., Grapevine Center, Tejon Mountain Village, Tejon Lake Vineyards, and Laval Farms. Laval Agricultural Company does business also under the names Laval Farms and Tejon Ranch. Tejon Industrial Corp. also does business under the name Tejon Industrial Complex.

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